Exhibit 99.1

PHARMACOPEIA ANNOUNCES THE APPOINTMENT OF VICE PRESIDENT, CLINICAL AND REGULATORY AFFAIRS

Princeton, NJ, November 6, 2006 – Pharmacopeia (NASDAQ: PCOP), an innovator in the discovery and development of novel small molecule therapeutics, today announced the appointment of Rene Belder, M.D., as Vice President, Clinical and Regulatory Affairs.

Dr. Belder brings proven leadership to Pharmacopeia in the areas of clinical development and regulatory affairs. In the newly created position of Vice President, Clinical and Regulatory Affairs, Dr. Belder will serve as the key interface, both internally and externally, for all functions related to Pharmacopeia’s current and future clinical product development portfolio.  He will be responsible for the design and implementation of all aspects of clinical development, including clinical trials, and will lead the Company’s regulatory initiatives to ensure appropriate compliance and reporting.

Dr. Belder joins Pharmacopeia from Bristol-Myers Squibb where during his 19-year tenure he served as a therapeutic expert in the areas of cardiovascular and metabolic diseases, and gained extensive global experience in leading clinical development programs and working with thought leaders in various clinical areas.  His work included all phases of clinical development, as well as extensive interaction with the Food and Drug Administration, including most recently, leadership of the team responsible for the creation and submission of an NDA filing for muraglitazar, a dual-acting PPAR agonist.  Before that, Dr. Belder also served as a senior member of the global clinical development organization and as Executive Director, Clinical Research and Life Cycle Management. In this latter role, he led a team of physicians and operations personnel to manage the clinical development of drugs to lower lipids and for the treatment of diabetes. He was also instrumental in establishing the current labeling for the use of Pravachol® to reduce the risk of heart attack and stroke.

“Rene’s broad experience in clinical development will be a tremendous asset to Pharmacopeia,” said Les Browne, Ph.D., President and Chief Executive Officer. “His expertise in the management of clinical development programs in multiple indications and demonstrated leadership capabilities will be extremely valuable as we continue to advance our DARA program and additional development candidates into clinical trials.”

“Pharmacopeia’s internal pipeline holds great therapeutic potential for significant patient needs,” stated Dr. Belder.  “I am pleased to have the opportunity to join Pharmacopeia, and to lead the design and implementation of an efficient clinical development program for DARA, which we believe will enter the clinic in the first quarter of next year, as well as to advance Pharmacopeia’s other programs into clinical development.”

Pharmacopeia’s most advanced internal program is a dual-acting angiotensin and endothelin receptor antagonist (DARA) for hypertension and diabetic nephropathy that is currently in preclinical development. Pharmacopeia’s internal programs in advanced optimization are: JAK3 inhibitors (immunomodulators for multiple potential indications, including transplant rejection, psoriasis and rheumatoid arthritis); CCR1 antagonists (with potential in inflammatory diseases such as rheumatoid arthritis and multiple sclerosis); adenosine A2A antagonists (with potential in neurodegenerative diseases, including Parkinson’s and Alzheimer’s); and avB3/avB5 inhibitors (with potential to block angiogenesis in cancer and inflammation).

Pharmacopeia currently has four partnered compounds (representing three partnered, therapeutic programs) that are being actively pursued in Phase I clinical trials for rheumatoid arthritis,  chronic obstructive pulmonary disease (COPD) and oncology.  Six partnered compounds are in preclinical development.  Pharmacopeia will receive milestone payments for those programs that successfully advance through clinical development and royalties on the sales of any compounds that are commercialized.

ABOUT PHARMACOPEIA

Pharmacopeia is committed to creating and delivering novel therapeutics to address significant medical needs using proprietary technologies and processes. The Company is advancing multiple internal programs towards validation in clinical trials.  Pharmacopeia’s later stage portfolio currently comprises multiple partnered programs that have been advanced into clinical trials with further programs in preclinical development. The Company also has several internal programs – one in preclinical development and several in advanced optimization – as well as multiple partnered programs in discovery that are expected to drive the Company’s clinical portfolio in the future.

Contact:
Amy P. Sharpless
(609) 452-3643
irreq@pharmacopeia.com

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This press release, and oral statements made with respect to information contained in this press release, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include those which express plan, anticipation, intent, goal, contingency or future development and/or otherwise are not statements of historical fact. These statements are based upon management’s current expectations and are subject to risks and uncertainties, known and unknown, which could cause actual results and developments to differ materially from those expressed or implied in such statements. These forward-looking statements include, but are not limited to, statements about the successful implementation of Pharmacopeia’s strategic plans, Pharmacopeia’s plans to develop its DARA program and file an IND with respect to the program, Pharmacopeia’s ability to successfully perform under its collaborations with Cephalon and GlaxoSmithKline, Pharmacopeia’s ability to build its pipeline of novel drug candidates through its own internally-funded drug discovery programs, third party collaborations and in-licensing, the continuation and funding level of such continuation of Pharmacopeia’s existing drug discovery collaboration with N.V. Organon, Pharmacopeia’s intentions regarding the establishment of new drug discovery collaborations with leading pharmaceutical and biotechnology organizations, Pharmacopeia’s ability to raise additional capital, Pharmacopeia’s expectations concerning the development priorities of its collaborators, their ability to successfully develop compounds and its receipt of milestones and royalties from the collaborations, Pharmacopeia’s anticipated operating results, financial condition, liquidity and capital resources, Pharmacopeia’s expectations concerning the legal protections afforded by U.S. and international patent law, Pharmacopeia’s ability to pursue the development of new compounds and other business matters without infringing the patent rights of others, additional competition, and changes in economic conditions.

Further information about these and other relevant risks and uncertainties may be found in Pharmacopeia’s Reports on Form 8-K, 10-Q and 10-K filed with the U.S. Securities and Exchange Commission. Pharmacopeia urges you to carefully review and consider the disclosures found in its filings which are available in the SEC EDGAR database at http://www.sec.gov and from Pharmacopeia at http://www.pharmacopeia.com. All forward-looking statements in this press release and oral statements made with respect to information contained in this press release are qualified entirely by the cautionary statements included in this press release and such filings. These risks and uncertainties could cause actual results to differ materially from results expressed or implied by such forward-looking statements. These forward-looking statements speak only as of the date of this press release. Pharmacopeia undertakes no obligation to (and expressly disclaims any such obligation to) publicly update or revise the statements made herein or the risk factors that may relate thereto whether as a result of new information, future events, or otherwise.